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                                                            EXHIBIT 10.7

MORRISON KNUDSEN CORPORATION

MORRISON KNUDSEN PLAZA
P. O. BOX 73/BOISE, IDAHO U.S.A.  83729
PHONE:  (208)386-5199/TELEX:368439
FAX: (208)386-6421

RICHARD D. PARRY
VICE PRESIDENT - LAW


                               September 20, 1995


VIA FACSIMILE AND FEDERAL EXPRESS

Mr. William Agee
3398 17 Mile Drive
Pebble Beach, CA  95953

     RE:  SEPARATION AGREEMENT

Dear Mr. Agee:

     This letter is to memorialize the agreement that has been reached regarding the settlement of all contract issues relating to the separation of William J. Agee ("Agee") from Morrison Knudsen Corporation ("MK"). In the course of the past several months, extensive negotiations have occurred and the following agreement has been reached:

1.   WAIVER OF CLAIMS.

     Agee waives his right to all compensation, including salary, bonuses, unvested stock options, unvested restricted stock, and pensions, including but not limited to MK's qualified employee pension plan and MK's non-employee director pension plan, except as expressly set forth below.

2.   SUPPLEMENTAL EMPLOYEE RETIREMENT PENSION PLAN.

     a. Agee will receive, as full payment under a supplemental employee retirement pension plan ("SERP"), the sum of $99,750.00 per year for the term of his life, with a right of survivorship for the term of his wife's life.

     b. Payments under the SERP will be made on a monthly basis, on or about the 10th of each month, at a rate of $8,312.50 per month, less applicable taxes.

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Mr. William Agee
September 20, 1995
Page 2

     c. SERP payments will be made retroactive to Agee's separation from the Company (as of February 10, 1995) and will commence upon the next business day after signing of this letter (hereinafter "Payment Date").

     d. On the Payment Date, MK will pay Agee the sum of $66,500.00, less applicable taxes, for the period February 10, 1995 through and including October 9, 1995.

     e. Commencing on or about October 10, 1995, and for each month thereafter, the monthly SERP payment will be wire transferred to an account as directed by Agee.

3.   DEFERRED SAVINGS PLAN.

     On the Payment Date, MK will remit to Agee all of his deferred savings plan at the value of such plan at the close of business on September 20, 1995.

4.   MEDICAL AND DENTAL INSURANCE.

     a. Agee, his spouse and his unmarried dependent children under the age of 24 will be provided, at MK's expense, with comprehensive medical, health and dental insurance benefits. The current such plan in which the Agees will participate at least through the end of 1995 is the Aetna Comprehensive Medical and Dental Plan.

     b. Agee and his family will be provided with the same level and choice of benefits offered to MK's retired employees or to retired non-employee directors, whichever plan Agee or his survivor elects to participate in on a yearly basis.

     c. On the Payment Date, MK will pay to Agee the additional sum of $4,344.75 as reimbursement for COBRA payments made by Agee for the period of March 1, 1995 through and including December 31, 1995.

     d. Commencing and effective on December 31, 1995, MK will pay all costs associated with the above described medical, health and dental insurance benefits for Agee, his spouse and his unmarried dependent children under the age of 24. It is understood that MK will report the cost of said coverage as ordinary income in the year of its payment.

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Mr. William Agee
September 20, 1995
Page 3

     e. The medical and dental coverage provided to Agee's spouse and children herein shall survive his death.

5.   INDEMNIFICATION AND ADVANCE OF LEGAL EXPENSES.

     a. In accordance with Section 145(f) of the General Corporation Law of Delaware, MK hereby agrees to advance legal fees and expenses, and to indemnify Agee against all expenses (including attorney's fees), losses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any claims, threatened or filed, whether civil, criminal, administrative or investigative, by reason of, or arising out of, or which refer or relate in any manner to his tenure at MK, its subsidiaries and affiliates.

     b. Notwithstanding the provisions of 5.a. above, MK further hereby agrees to advance legal fees and expenses, and to indemnify Agee in accordance with Sections 145(a), (d) and (e) of the General Corporation Law of Delaware against all expenses (including attorney's fees), losses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the following specific matters:

          (i) The SEC investigation of MK and MK Rail and any claims based on said investigation;

          (ii) Final approval of the MK and MK Rail Securities Litigation, MK Derivative Actions and MK Rail Derivative Actions;

          (iii)     Any post-approval challenges to (ii) above;

          (iv) JACOBS, FRI AND NELSON V. AGEE, CA # 95-1168 (W.D. Tenn.) and any claims based on the sale of Touchstone, Inc. to MK;

          (v) STATE BOARD OF ADMINISTRATION OF FLORIDA V. MORRISON KNUDSEN, CV OC 95024630 (Idaho);

          (vi) Opt-outs in the MK Rail and MK Securities Litigation;

          (vii)     DANIEL PETE EVEN V. AGEE, ET AL., Cause No. 98320 (Idaho).

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Mr. William Agee
September 20, 1995
Page 4

6.   MUTUAL RELEASES.

     a. In consideration of the terms and mutual promises set forth above, MK and Agee hereby agree to mutual, full and complete releases as follows:

                    Agee, on behalf of himself, his successors, heirs and
               assigns, and MK, on behalf of itself, its subsidiaries, agents, successors and assigns, do hereby mutually, completely, voluntarily, knowingly, unconditionally and forever release, remise, acquit and discharge one another from any and all claims, actions, rights, causes of action, demands, liabilities, losses and damages of every kind and nature, whether known or unknown, direct or indirect, fixed or contingent, anticipated or unanticipated under federal, state or common law or any other law or regulation, or at equity arising out of, based on, or which refers or relates in any manner to Agee's tenure at MK.

     b. In the event that the release provided herein is adjudged by a court of competent jurisdiction not to be a complete defense to claims made against Agee by MK, directly or derivatively, then the mutual releases provided in 6.a. above will be null and void and of no legal force and effect and all monthly SERP payments, as well as health and dental insurance, provided to Agee and his family under this agreement, shall immediately cease. If, at any time after the releases provided in this agreement are declared to be null and void, Agee seeks compensation from MK, any payments made to Agee and his family pursuant to this agreement shall be an offset to any amounts which MK may be adjudged to owe to Agee.

7.   AUTHORITY.

     The undersigned Assistant Secretary of Morrison Knudsen Corporation represents and warrants (i) that he has full and complete authority to enter into this letter agreement on behalf of MK; and (ii) that all requisite Corporate action has been taken by MK to make this a binding and enforceable agreement by and against MK.

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Mr. William Agee
September 20, 1995
Page 5

8.   PREVIOUS AGREEMENT.

     This Agreement supersedes and replaces the previous letter agreement by and between the parties, dated September 5, 1995, and that earlier Agreement is of no further force and effect.

                              Sincerely,

                              MORRISON KNUDSEN CORPORATION

                              /s/ Richard D. Parry

                              Richard D. Parry
                              Assistant Secretary

ACCEPTED AND AGREED TO:

/s/ William J. Agee

______________________________
William J. Agee
Dated:  September   20  , 1995
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